LIMITED LIABILITY COMPANY AGREEMENT
OF
I-DRIVE LIVE PARENT LLC

This Limited Liability Company Agreement (this “Agreement”) of I-Drive Live Parent LLC, a Delaware limited liability company (the “Company”), is entered into and made effective as of September 21, 2012 (the “Effective Date”) by and among Circle I Drive LLC, a Delaware limited liability company (“Circle”), I-Drive Wheel, LLC, a Delaware limited liability company (the “Whittall Member”), LB Sillerman Company LLC, a Delaware limited liability company (the “Sillerman Member”), PDOK 3, LLC, a Delaware limited liability company (the “Kanavos Member”), I Drive Investments, LLC, a Nevada limited liability company (the “Torino Member”), and Maple Hill Wheel LLC, a Delaware limited liability company (the “Raboy Member,” and together with Circle, the Whittall Member, the Sillerman Member, the Kanavos Member and the Torino Member, the “Members”).

WHEREAS, the Company was formed upon the filing of the Certificate with the Secretary of State of Delaware on September 20, 2012; and

WHEREAS, the parties hereto intend to enter into this Agreement in order to define and express all of their respective rights and obligations with respect to (i) their Interests in the Company, and (ii) the operation of the Company as a limited liability company.

NOW, THEREFORE, in consideration of the foregoing premises and agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1
DEFINED TERMS

Section 1.1. Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., as amended.

“Additional Capital Contribution” means any capital contribution made by a Member after the Effective Date under Section 4.1 or Section 4.2, as applicable.

“Affiliate” means, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that control exists. Additionally, to the extent not otherwise covered under the foregoing definition, (i) Charles Whittall will be deemed an Affiliate of the Whittall Member, (ii) Robert Sillerman will be deemed an Affiliate of the Sillerman Member, (iii) Paul C. Kanavos will be deemed an Affiliate of the Kanavos Member, (iv) Brett Torino will be deemed an Affiliate of the Torino Member, and (v) Adam Raboy will be deemed an Affiliate of the Raboy Member.

“Affiliated Transaction” means a transaction between (i) on one side, the Company and/or a Subsidiary, and (ii) on the other side, any Member, any Family Member of a Member or any Affiliate of a Member. For clarification purposes, the term “Affiliated Transaction” shall not include a transaction between the Company and any Subsidiary.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time. References in the Act to “Limited Liability Company Agreement” shall mean this Agreement.

“Bankruptcy Action” means, with respect to the affected party, (i) the adjudication that such party is bankrupt or insolvent, or the entry of a final and nonappealable order for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy or insolvency law, (ii) the making by it of an assignment for the benefit of creditors, (iii) the filing by it of a petition in bankruptcy or a petition for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy or insolvency law, (iv) the expiration of ninety (90) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of such party, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such ninety (90)-day period, (v) the filing by such party of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (iv) above, (vi) the expiration of ninety (90) days after the commencement of any stay referred to in clause (iv) above, provided that the subject of such stay shall not have been vacated or set aside within such ninety (90)-day period, and (vii) any similar event that would trigger a recourse liability for any Subsidiary or any Member or its Affiliate.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Section 4.5.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Circle” means Circle I Drive LLC, a Delaware limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

“Company” means I-Drive Live Parent LLC, a Delaware limited liability company.

“Contributing Member” has the meaning set forth under Section 4.2(a).

“Covered Person” means (i) any Member, (ii) any Affiliate of a Member, (iii) a Manager, (iv) any officer of the Company, (v) any officer, director, shareholder, partner, employee, representative or agent of a Member or any Affiliate of a Member, (vi) any employee or agent of the Company, any Subsidiary or any other Affiliate of the Company, or (vii) any Tax Matters Representative of the Company.

“Deficiency” has the meaning set forth in Section 4.2(a).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“Disability” means, with respect to an individual who possesses voting control over a Member, the inability of the individual to perform in all material respects his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period. Any question as to the existence of the Disability shall be determined in writing by a qualified independent physician acceptable to the Managers.

“Disinterested Members” has the meaning set forth in Section 7.1(a).

“Effective Date” means September 21, 2012.

“Family Member” means the spouse, children (including natural and adopted children and stepchildren), brothers, sisters, grandchildren and parents of the designated natural person and each spouse of any of the foregoing.

“Fiscal Year” means the fiscal year of the Company used for federal income tax purposes, which shall be the calendar year.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the Managers;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g); and

(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Managers.

(d) The Gross Asset Values of Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (a) or Paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Inclusion Notice” has the meaning set forth in Section 7.4(b).

“Inclusion Right” has the meaning set forth in Section 7.4(c).

“Interest” means a Member’s economic rights and other interests in the Company as a Member as provided in this Agreement.

“Kanavos Member” means PDOK 3, LLC, a Delaware limited liability company.

“Manager” means each Person designated as a manager of the Company by a Supermajority Interest. As of the Effective Date, the Managers shall be Charles Whittall, Paul Kanavos, Brett Torino and Adam Raboy.

“Master Lease Parcel” means the parcel of real property on which is to be built the bulk of the Project and which is leased (or will be leased) to the Master Subsidiary.

“Master Subsidiary” means IDL Master Tenant, LLC, a Delaware limited liability company.

“Members” means Circle, the Whittall Member, the Sillerman Member, the Kanavos Member, the Torino Member and the Raboy Member and any Person admitted as an Additional Member or a Substitute Member after the Effective Date pursuant to the provisions of this Agreement, in such Person’s capacity as a Member of the Company. “Member” means any one (1) of such Persons when acting in its capacity as a Member of the Company.

“Net Cash Flow” for any Fiscal Year or other period means the amount by which (a) the gross cash receipts received by the Company, including, without limitation, (i) receipts from any reserves previously established that the Managers determine are no longer required by the Company, and (ii) to the extent the Managers so determine, excess loan proceeds distributed to the Company from any Subsidiary Loan and proceeds distributed to the Company from Subsidiary asset sales, shall exceed (b) the sum of (i) all expenditures made by the Company for such Fiscal Year, (ii) any reserves established or increased by the Managers that the Managers deem reasonably necessary for the operation of the Company or the Subsidiaries, and (iii) except as otherwise determined by the Managers, amounts received by the Company as Additional Capital Contributions.

“Non-Contributing Member” has the meaning set forth under Section 4.2(a).

“Percentage Interest” means a Member’s Percentage Interest as set forth on Schedule A hereto. Except as otherwise provided herein, voting, approval, distribution and other participation rights shall at all times be based upon the Members’ relative Percentage Interests (including times when the Capital Accounts of all Members are negative or zero). The Percentage Interests of the Members shall be subject to adjustment in accordance with Section 4.2, provided that the Percentage Interest of the Whittall Member shall be subject to dilution only if the Percentage Interest of each other Member is diluted upon the admission of an Additional Member in accordance with Section 5.3, such dilution to occur on a proportionate and non-discriminatory basis.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Preferred Return” means, with respect to each Member, an amount equal to the product of (i) twelve percent (12%), and (ii) the average daily balance of the Member’s Unreturned Additional Capital (including any previously accrued and unpaid Preferred Return) during the Preferred Return Period, such return accruing on an annual, cumulative and compounding basis until the end of the Preferred Return Period.

“Preferred Return Period” means, with respect to each Member, the period that begins on the date when the Member first makes an Additional Capital Contribution to the Company and ends on the date when the Member’s Unreturned Additional Capital is reduced to zero (0). If the Preferred Return is calculated for any partial year, such amount shall be prorated.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with §703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to §703(a)(l) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in §705(a)(2)(B) of the Code (or treated as expenditures described in §705(a)(2)(B) of the Code pursuant to Treasury Regulation §1.704-1 (b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with Paragraph (b) or Paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(e) in lieu of the Depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above; and

Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 9.2 shall not be taken into account in computing Profits or Losses.

“Project” means the “I-Drive Live” project to be developed on the Master Lease Parcel, the Wheel Parcel and, if and to the extent determined hereafter by a Supermajority Interest, on any parcel of real property adjoining the Master Lease Parcel or the Wheel Parcel.

“Property” means each parcel of real property, improvements thereon and fixtures and tangible personal property related thereto or used in connection therewith, owned (directly or partially through or with any other Person) by Master Subsidiary, Wheel Subsidiary and each future Subsidiary.

“Property Loan Documents” means the loan documents governing a Subsidiary Loan made to such Subsidiary.

“Raboy Member” means Maple Hill Wheel LLC, a Delaware limited liability company.

“Recipient Member” has the meaning set forth under Section 8.1.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Related Guarantor” means an individual who executes a Subsidiary Loan Guaranty.

“Required Funding Date” has the meaning set forth under Section 4.2(a).

“Sillerman Member” means LB Sillerman Company LLC, a Delaware limited liability company.

“Subsidiary” means Master Subsidiary, Wheel Subsidiary and any other limited liability company which has the Company as its sole member.

“Subsidiary Loan” means a loan made by an unrelated Person to a Subsidiary (i.e., a loan made by a Person who (or that) is not a Member or an Affiliate of a Member of the Company or a Subsidiary).

“Subsidiary Loan Guaranty” means any guaranty (of so-called “carveouts” or otherwise) executed by a Related Guarantor in connection with a Subsidiary Loan.

“Substitute Member” means a Person who (or that) is admitted to the Company as a Member pursuant to Article 7.

“Supermajority Interest” means, except as provided herein, the Member(s) with an aggregate Percentage Interest that equals or exceeds seventy-five percent (75%); provided, however, that if any Member loses its right to vote with respect to Company matters, as provided herein, then the term “Supermajority Interest” shall mean the Member(s) with an aggregate Percentage Interest that equals or exceeds seventy-five percent (75%) of the aggregate Percentage Interest of the Members entitled to vote hereunder.

“Tag Member” has the meaning set forth in Section 7.4(b).

“Tag Purchaser” has the meaning set forth in Section 7.4(a).

“Target Final Balance” has the meaning set forth in Section 9.1(c).

“Tax Matters Representative” has the meaning set forth in Section 11.4.

“Torino Member” means I Drive Investments, LLC, a Nevada limited liability company.

“Transfer” means, as a noun, any transfer (including, without limitation, any transfer of any part of an Interest in connection with any Bankruptcy Action or similar insolvency proceedings, or a divorce or other marital settlement), sale, assignment, exchange, gift, conveyance or other disposition, whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, give, convey or otherwise dispose of any property or interest therein. For purposes of this Agreement, any Transfer, or series of Transfers of the stock, partnership, member or other ownership interests in any Member that is a business organization or other entity or any combination of such Transfers, whether direct or indirect, or in connection with a merger, acquisition, sale, or similar reorganization or transaction, including issues of new stock or other ownership interests, or the exercise of options, warrants, debentures or other convertible instruments, or a redemption of other interests in the Member or any similar transactions involving the stock or other ownership interests of such Member or otherwise, the effect of which is that the Persons who owned more than fifty percent (50%) of the outstanding stock or other ownership interests in such Member at the Effective Date, no longer own more than fifty percent (50%) of such stock or other ownership interests, then a Transfer shall also be deemed to have occurred with regard to the Interest owned by such Member. Capitalized terms containing such word as a root, such as “Transferee” or “Transferring,” shall have corresponding meanings in this Agreement.

“Trigger Event” means the sale, in one or a series of related transactions, of an aggregate Percentage Interest that exceeds fifty percent (50%).

“Unreturned Additional Capital” means, with respect to each Member at any given time, the amount by which the sum of all Additional Capital Contributions funded by the Member, if any, exceeds all distributions made to the Member under Section 8.1(b).

“Wheel Parcel” means the parcel of real property leased (or to be leased) to the Wheel Subsidiary on which is to be built a Ferris wheel and related facilities.

“Wheel Subsidiary” means IDL Wheel Tenant, LLC, a Delaware limited liability company.

“Whittall Aggregate Guaranty” means the aggregate liability of Charles Whittall (or his Affiliate) under the Whittall Guaranties.

“Whittall Guaranties” means (i) any project completion guaranty provided by Charles Whittall (or his Affiliate) with respect to any portion of the Project, (ii) any guaranty provided by Charles Whittall (or his Affiliate) with respect to the loan to be made to the Wheel Subsidiary in order to fund the construction of the Ferris wheel and related facilities on the Wheel Parcel, (iii) any “lease-up” guaranty provided by Charles Whittall (or his Affiliate) with respect to the leasing of the Master Parcel, and (iv) any guaranty provided by Charles Whittall (or his Affiliate) with respect to the rent obligations of the Wheel Subsidiary.

“Whittall Member” means I-Drive Wheel, LLC, a Delaware limited liability company.

ARTICLE 2
EXISTENCE

Section 2.1. Existence.

(a) The Members hereby acknowledge the formation and continuing existence of the Company as a limited liability company pursuant to the provisions of the Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(b) The name and mailing address of each Member and the Capital Account and Percentage Interest of each Member as of the Effective Date shall be listed on Schedule A hereto. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

Section 2.2. Name. The business and affairs of the Company shall be conducted under the name “I-Drive Live Parent LLC” and such name shall be used at all times in connection with the Company’s business and affairs, except to the extent the Managers agree to the use by the Company of assumed names or other trade names or fictitious names. In the event of dissolution of the Company, no Member shall use the Company name.

Section 2.3. Term. The term of the Company shall continue until the dissolution and liquidation of the Company, unless the Company is dissolved before such date in accordance with the provisions of this Agreement.

Section 2.4. Principal Place of Business. The principal place of business of the Company shall be at such location as the Managers may determine from time to time.

Section 2.5. Qualification in Other Jurisdictions. The Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. Any Manager of the Company may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE 3
PURPOSES AND POWERS OF THE COMPANY

Section 3.1. Purposes.

(a) The Company’s sole purposes are as follows: (i) to own one hundred percent (100%) of the membership interests in the Master Subsidiary, the Wheel Subsidiary and any future Subsidiary formed to develop or manage a portion of the Project; (ii) to cause the Subsidiaries to develop the Project; and (iii) to engage in such other activities as are reasonably incidental to the foregoing purposes of the Company as reasonably determined by the Managers.

(b) In no event shall this Agreement be held or construed to imply the existence of a general partnership or joint venture among the Members with regard to matters, trades, businesses, or enterprises outside the scope of the purposes for which the Company was formed. No Member shall have any power or authority under this Agreement to act as the agent or representative of the Company or any other Member with regard to any such matters outside the scope of the purposes for which the Company was formed.

(c) Except as otherwise explicitly provided in this Agreement, nothing contained in this Agreement shall be deemed to restrict in any way the rights of any Member or any director, officer, shareholder or Affiliate of any Member, to engage in, or to conduct any other activity or trade or business, independently or with others, whether or not any such activity, trade or business is adverse to, competes with or is complementary with, the business of the Company or the other Members, and neither the Company nor the other Members shall have any rights in or to any such trade or business or activity or the income or profits derived therefrom, notwithstanding the fact that any such business or opportunity might otherwise be considered a “corporate opportunity” of the Company or a Subsidiary.

Section 3.2. Powers of the Company. Subject to the limitations set forth elsewhere in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 3.1(a), including, but not limited to, the power:

(a) to conduct the business of the Company, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to enter into, perform and carry out contracts of any kind, including contracts with any Member or Affiliate thereof, necessary to the accomplishment of the purpose of the Company;

(c) to sue and be sued, make claims and defend, and participate in administrative or other proceedings, in its name;

(d) to indemnify certain Persons in accordance with the Act and to obtain any and all types of insurance;

(e) to borrow money and issue evidences of indebtedness, including loans from any Member or Affiliate thereof, and to secure any of the same by a mortgage, pledge or other lien on the assets of the Company; and to guarantee any indebtedness of, or monetary or lease obligation of, any Subsidiary;

(f) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company and establish reasonable reserves for the payment of contingent liabilities;

(g) to take any and all appropriate action as the sole member of each Subsidiary as may be permitted under its limited liability company agreement;

(h) to have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purposes for which the Company was formed; and

(i) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes for which the Company was formed.

ARTICLE 4
ADDITIONAL CAPITAL CONTRIBUTIONS AND
CAPITAL ACCOUNTS

Section 4.1. Additional Capital Contributions. If, as determined by the Managers, the Company requires Additional Capital Contributions (i) to provide funds to a Subsidiary in order for the Subsidiary to comply with any of its obligations, or (ii) for liabilities incurred in connection with the business of a Subsidiary or the Company, then, at such time and in such amounts as determined by the Managers, (A) each Member other than the Whittall Member shall be obligated to make an Additional Capital Contribution to the Company, and (B) the Whittall Member shall have the right, but not the obligation, to make an Additional Capital Contribution to the Company; provided, however, that any such Additional Capital Contribution by a Member shall be made in immediately available cash funds in an amount equal to such Member’s proportionate share (as determined by reference to its Percentage Interest) of the total amount of funds to be contributed by all of the Members.

Section 4.2. Default.

(a) If a Member other than the Whittall Member fails to make all or part of its Additional Capital Contribution (a “Non-Contributing Member”) on or before the date required under Section 4.1 above (the “Required Funding Date”), and such failure is not remedied within fifteen (15) calendar days following the Required Funding Date, then any other Member, if it is willing to fund the entire amount of its share of the required Additional Capital Contribution (the “Contributing Member”), may, in its sole option and without any obligation, contribute to the Company the total amount of any such deficiency (the “Deficiency”) as an Additional Capital Contribution, plus the total amount of its share of the required Additional Capital Contribution. If there is more than one Member that desires to exercise the rights of a Contributing Member under this Section 4.2(a), then such Contributing Members shall have the right to fund the applicable Deficiency in proportion to their Percentage Interests or in such other proportion upon which they may unanimously agree.

(b) If the Non-Contributing Member or its Affiliate is entitled to any fee, expense reimbursement or other remuneration by the Company or a Subsidiary, then such sums shall be set off against distributions of Unreturned Additional Capital under Section 8.1(b) that are attributable to the failure of such Non-Contributing Member to make an Additional Capital Contribution under Section 4.1 (i.e., Additional Capital Contributions made by a Contributing Member on behalf of the Non-Contributing Member).

(c) A Member (other than the Whittall Member) shall be characterized as a Non-Contributing Member if the Member fails to complete its required Additional Capital Contribution under Section 4.1. If a Member completes each required Additional Capital Contribution under Section 4.1 within sixty (60) calendar days after the applicable Required Funding Date plus interest on such amount accruing from the Required Funding Date at a per annum rate equal to twelve percent (12%), then (i) the Member will no longer be characterized as a Non-Contributing Member, and (ii) the Company shall reimburse each Contributing Member, if any, that funded the applicable Deficiency, such reimbursement amount to include the interest that is paid by the former Non-Contributing Member as described in the foregoing.

(d) If a Member is characterized as a Non-Contributing Member, then, as long as the Member remains a Non-Contributing Member, (i) the Non-Contributing Member shall relinquish all voting rights with respect to any Company matter, and (ii) any Manager who is an Affiliate of the Non-Contributing Member shall cease to be a Manager.

(e) If (i) a Member is characterized as a Non-Contributing Member, and (ii) the Member has not previously been characterized as a Non-Contributing Member under Section 4.2(a), then, as long as the Member remains a Non-Contributing Member, (A) the Percentage Interest of the Non-Contributing Member shall be decreased by one-quarter (1/4), (B) if any Contributing Member funds any portion of the Deficiency, then the Percentage Interest of each such Contributing Member shall increase proportionately by reference to the proportionate share of the Deficiency that is funded by such Contributing Member (i.e., the Percentage Interests of the Contributing Members that fund the Deficiency shall increase proportionately, such increase to equal (in the aggregate) the amount by which the Percentage Interest of the Non-Contributing Member has decreased), (C) if no Contributing Member funds the Deficiency, then the Percentage Interest of each Member that is not a Non-Contributing Member (other than the Whittall Member if the Whittall Member does not fund its proportionate Additional Capital Contribution) shall be increased proportionately (i.e., by reference to their Percentage Interests), and (D) the right of the Non-Contributing Member to receive distributions of Net Cash Flow shall be subordinated in accordance with Section 8.1. If the Non-Contributing Member ceases to be a Non-Contributing Member pursuant to Section 4.2(c), then (I) the Percentage Interest of such Member shall be increased to its percentage before the decrease described in (A) above, (II) the Percentage Interest of each other Member that is not a Non-Contributing Member (other than the Whittall Member if the Whittall Member does not fund its proportionate Additional Capital Contribution) shall be increased to its percentage before taking into account the decrease described in (A) above, and (III) the right of such Member (i.e., the former Non-Contributing Member) to receive distributions of Net Cash Flow shall no longer be subordinated under Section 8.1.

(f) If (i) a Member is characterized as a Non-Contributing Member, and (ii) the Member has on one (1) prior occasion (and no more than one (1) prior occasion) been characterized as a Non-Contributing Member under Section 4.2(a), then, as of the applicable Required Funding Date, (A) the Percentage Interest of the Non-Contributing Member shall be decreased by one-half (1/2), (B) if any Contributing Member funds any portion of the Deficiency, then the Percentage Interest of each such Contributing Member shall increase proportionately by reference to the proportionate share of the Deficiency that is funded by such Contributing Member (i.e., the Percentage Interests of the Contributing Members that fund the Deficiency shall increase proportionately, such increase to equal (in the aggregate) the amount by which the Percentage Interest of the Non-Contributing Member has decreased), (C) if no Contributing Member funds the Deficiency, then the Percentage Interest of each Member that is not a Non-Contributing Member (other than the Whittall Member if the Whittall Member does not fund its proportionate Additional Capital Contribution) shall be increased proportionately (i.e., by reference to their Percentage Interests), and (D) the right of the Non-Contributing Member to receive distributions of Net Cash Flow shall be subordinated in accordance with Section 8.1. If a Non-Contributing Member becomes subject to this Section 4.2(f), then such Non-Contributing Member shall not have the right to complete its required Additional Capital Contribution after the applicable Required Funding Date.

(g) If (i) a Member is characterized as a Non-Contributing Member, and (ii) the Member has on at least two (2) prior occasions been characterized as a Non-Contributing Member under Section 4.2(a), then, as of the applicable Required Funding Date, (A) the Percentage Interest of the Non-Contributing Member shall be decreased by one-quarter (1/4), (B) if any Contributing Member funds any portion of the Deficiency, then the Percentage Interest of each such Contributing Member shall increase proportionately by reference to the proportionate share of the Deficiency that is funded by such Contributing Member (i.e., the Percentage Interests of the Contributing Members that fund the Deficiency shall increase proportionately, such increase to equal (in the aggregate) the amount by which the Percentage Interest of the Non-Contributing Member has decreased), and (C) if no Contributing Member funds the Deficiency, then the Percentage Interest of each other Member that is not a Non-Contributing Member (other than the Whittall Member if the Whittall Member does not fund its proportionate Additional Capital Contribution) shall be increased proportionately (i.e., by reference to their Percentage Interests). If a Non-Contributing Member becomes subject to this Section 4.2(g), then such Non-Contributing Member shall not have the right to complete its required Additional Capital Contribution after the applicable Required Funding Date.

(h) For clarification purposes, the Members hereby acknowledge and agree that (i) the Whittall Member shall not be characterized as a Non-Contributing Member, and (ii) the Percentage Interest of the Whittall Member shall be subject to dilution only if the Percentage Interest of each other Member is diluted upon the admission of an Additional Member in accordance with Section 5.3, such dilution to occur on a proportionate and non-discriminatory basis.

Section 4.3. Loans. In lieu of requiring Additional Capital Contributions from the Members (other than the Whittall Member) under Section 4.1, the Members may loan funds to the Company in such amounts and pursuant to such terms and subject to such conditions as determined by the Managers. Each Member shall have the right, but not the obligation, to fund its proportionate share (as determined by reference to each Member’s Percentage Interest) of the aggregate amount loaned by the Members under this Section 4.3, such loans to be made by the Member(s) on the same terms and conditions with no preferential treatment afforded to any Member (i.e., if more than one Member makes a loan under this Section 4.3, such Members shall make their loans on the same terms and conditions). Furthermore, the interest rate on any loan to be made a Member under this Section 4.3 shall be determined by the Managers and shall not exceed twelve percent (12%) per annum, although if the Company, after reasonable efforts by the Managers, may obtain acceptable financing at an interest rate that is lower than the rate that would be charged with respect to a Member loan under this Section 4.3 (and if the terms and conditions of such financing are otherwise superior (from the perspective of the Company) to the terms and conditions of the Member loan), then the Company shall obtain such financing rather than accept a loan from any Member under this Section 4.3.

Section 4.4. Status of Additional Capital Contributions.

(a) Except as otherwise provided in this Agreement, the amount of a Member’s Additional Capital Contributions may not be returned to it in whole or in part.

(b) No Member or Affiliate thereof shall receive any interest, salary or drawing with respect to its Additional Capital Contributions or its Capital Account or for services rendered or resources provided on behalf of the Company, except as otherwise specifically provided in this Agreement.

(c) Except as otherwise expressly required in Sections 4.1 and 4.2 of this Agreement, no Member shall be required to make any Additional Capital Contributions, make any loans or otherwise advance any funds to the Company or any Subsidiary.

(d) No Member shall have any personal liability for the repayment of any Additional Capital Contribution or advances of any other Member.

Section 4.5. Capital Accounts.

(a) A separate Capital Account will be maintained for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv).

(b) In connection with (1) a capital contribution of money or other property (other than a de minimis amount) by a new or existing Member as consideration for an Interest, (2) the liquidation of the Company or a distribution of money or other property (other than a de minimis amount) by the Company to a withdrawing Member, or (3) the grant of an Interest in the Company as consideration for the provision of services to or for the benefit of the Company, the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including tangible assets) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). If, under Section 1.704-1(b)(2)(iv)(f) of the Regulations, the Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then Depreciation, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and the book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ shares of tax items under Code Section 704(c).

(c) In the event of a sale or exchange of any Interest, the Capital Account of the Transferor shall become the Capital Account of the Transferee to the extent it relates to the Transferred Interest in accordance with Regulations Section 1.704-1(b)(2)(iv).

(d) The manner in which Capital Accounts are to be maintained pursuant to this Section 4.6 is intended to comply with the requirements of Code Section 704(b) and the Regulations promulgated thereunder, and this Agreement shall be interpreted in a manner consistent therewith.

(e) No Member shall have liability to the Company, to the other Member or to the creditors of the Company on account of any deficit balance in such Member’s Capital Account.

Section 4.6 Guaranties. Nothing herein contained shall be interpreted to imply that any Member or any Person owning any direct or indirect interest in any Member shall be required to execute a Subsidiary Guaranty or any other guaranty for the benefit of the Company or any Subsidiary.

ARTICLE 5
MEMBERS AND AMENDMENTS

Section 5.1. Powers of Members. The Members shall have the power to exercise only those rights and powers granted to the Members pursuant to the express terms of this Agreement.

Section 5.2. Resignation. Except as expressly provided in this Agreement, a Member may not withdraw from the Company prior to the dissolution and winding up of the Company.

Section 5.3. Additional Members.

(a) With the approval of a Supermajority Interest, the Company is authorized to issue a new Interest to a Person and to admit such Person as an additional member of the Company (each, an “Additional Member” and collectively, the “Additional Members”). Each such Person shall be admitted as an Additional Member at the time such Person (i) executes this Agreement or a counterpart of this Agreement, and (ii) is named as a Member on an amended Schedule A hereto. Upon the admission of an Additional Member, the Percentage Interests of the Members shall be diluted on a proportionate and non-discriminatory basis.

(b) Additional Members shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided that, subject to the restrictions of §706(d) of the Code, Additional Members shall be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with §706(d) of the Code and Regulations promulgated thereunder, the Company’s books may be closed at the time any Additional Member is admitted (as though the Company’s tax year had ended) or the Company may credit to such Additional Member its pro rata allocation of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of such Additional Member.

Section 5.4. Amendments.

(a) Except as required by Section 6.2(b)(4), an amendment to this Agreement shall be adopted and effective if approved in writing by (i) a Supermajority Interest, and (ii) each Member with a Percentage Interest that is equal to or greater than fifteen percent (15%).

(b) Anything in this Agreement to the contrary notwithstanding, the Members agree that at no time will they (and they each hereby waive the right to) (a) amend this Agreement to modify the provisions of Section 3.1(a) in any manner to expand the purposes of the Company, or (b) authorize or empower either (i) the Wheel Subsidiary to modify its purposes as provided in Section 2 of its Limited Liability Company Agreement dated as of September 21, 2012, or (ii) the Master Subsidiary to modify its purposes as provided in Section 2 of its Limited Liability Company Agreement dated as of September 21, 2012.

Section 5.5. Member Representations. Each Member hereby represents and warrants to and covenants with the other Members as follows:

(a) This Agreement constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms.

(b) No consents or approvals are required from any governmental authority or other Person for the Member to enter into this Agreement. All action on the part of such Member necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Member, have been duly taken.

(c) The execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby by such Member do not conflict with or contravene the provisions of any agreement or instrument by which such Member or his properties or assets are bound or any law, rule, regulation, order or decree to which such Member or his properties or assets are subject.

ARTICLE 6
MANAGEMENT

Section 6.1. Management of Company.

(a) The Company shall be a “manager-managed” limited liability company for purposes of the Act. Except as otherwise expressly provided in this Agreement, the Managers shall have the exclusive right to manage the business of the Company and are hereby authorized to take any action of any kind and to do anything and everything they deem necessary in conjunction therewith. Without limiting the foregoing, but subject to Section 6.2 and any limitations and restrictions provided for elsewhere herein, the Managers for, and in the name and on behalf of, the Company are hereby authorized:

(1) to cause the Company to serve as the sole member of each Subsidiary and to take any and all actions required or permitted to be taken by the Company in accordance with the terms of this Agreement and each Subsidiary’s limited liability company agreement, such actions to include, without limitation, the designation, removal and/or replacement of the manager(s) of each Subsidiary; provided, however, that the foregoing shall be subject to the provisions in this Agreement that govern the removal and/or replacement of a Manager, as applicable;

(2) to cause the Company and/or a Subsidiary to avoid any liability for any guarantor with respect to any indebtedness incurred by the Company and/or any Subsidiary;

(3) to incur indebtedness for borrowed money or guarantee indebtedness or obligations for borrowed money or lease obligations on behalf of the Company and/or any Subsidiary; provided, however, that, as long as Charles Whittall or his Affiliate has any liability under any of the Whittall Guaranties, then the Managers shall not take any such action without the prior written consent of the Whittall Member, unless such transaction (i) includes arm’s-length and market terms and conditions, and (ii) would not cause the Whittall Aggregate Guaranty to increase;

(4) to make all expenditures permitted by this Agreement;

(5) to protect and preserve the title and interest of the Company and each Subsidiary in such assets as the Company or any Subsidiary may own from time to time;

(6) to collect all amounts due to the Company, and otherwise to enforce all rights of the Company, and in that connection to retain counsel and institute such suits or proceedings, in the name and on behalf of the Company;

(7) to establish and maintain one or more bank accounts for the Company in such bank or banks as the Managers may, from time to time, designate as depositaries of the funds of the Company;

(8) to the extent that funds of the Company are available, to pay all debts and obligations of the Company;

(9) to the extent that there is available Net Cash Flow, to make all distributions of Net Cash Flow periodically to the Members in accordance with the provisions of this Agreement;

(10) to establish and maintain the books and records of the Company in accordance with this Agreement;

(11) to perform all normal business functions and otherwise operate and manage the business and affairs of the Company in accordance with and as limited by this Agreement;

(12) to establish and maintain a Capital Account for each Member in accordance with this Agreement; and

(13) to take such other action as may be reasonably necessary, convenient or incidental to the accomplishment of the purposes of the Company (and causing the Subsidiaries to take such action as may be reasonably necessary, convenient or incidental to the accomplishment of the purposes of the Subsidiaries) and the exercise of the rights and powers described above, but only to the extent that a limited liability company may take such action under the laws of the State of Delaware.

(b) A Manager shall continue to serve in such capacity until his death, resignation or removal by a Supermajority Interest (except as otherwise provided under this Section 6.1(b)). If any Manager ceases to serve in such capacity for any reason, then, except as otherwise provided herein, a replacement Manager may be designated by a Supermajority Interest. As long as a Manager (or his Affiliate) has any liability under a guaranty with respect to the Project (other than a guaranty for normal and customary nonrecourse carve-outs or an environmental guaranty), then, except as provided under Section 4.2(d), such Manager may not be removed from his position as a Manager pursuant to this Section 6.1(b) without his prior written consent, unless it shall be determined, pursuant to a final non-appealable order of a court of competent jurisdiction, that such Manager shall have committed any act of fraud or willful misconduct with respect to the Company or any Subsidiary. If a Manager (or his Affiliate) ceases to have any liability under a guaranty with respect to the Project (other than a guaranty for normal and customary nonrecourse carve-outs or an environmental guaranty), then a Supermajority Interest shall have the right and the authority to remove such Manager for cause as reasonably determined by a Supermajority Interest. Furthermore, if a Manager ceases to have any direct or indirect ownership interest in a Member, then a Supermajority Interest shall have the right and the authority to remove such Manager.

(c) Each Manager, while serving in such capacity, shall be entitled to one (1) vote on all matters coming before the Managers. Unless otherwise provided herein, each decision or other action of the Managers shall require the consent of a majority of the Managers; provided, however, that the decision as to whether to allow or cause the Company or any Subsidiary to enter into an Affiliated Transaction shall require the consent of all of the Managers.

(d) The Managers shall meet as often as may be reasonably necessary, as determined in the sole but reasonable discretion of the Managers. The actions of the Managers, when taken in accordance with this Agreement, shall bind the Company. Meetings of the Members and/or the Managers may be held in person or telephonically whereby each Member and/or Manager, as applicable, may hear each of the other Members and/or Managers, as applicable. Action by the Members and the Managers may also be taken and represented by written consent by the requisite number of Managers, which may be delivered by e-mail.

(e) At any time and from time to time, the Managers may appoint other officers, agents or other delegates of the Company, with such powers, authority and responsibilities as the Managers delegate to them, such delegation to occur within such parameters as the Managers deem appropriate. Any officer, agent or other delegate of the Company may be removed at any time, with or without cause, by action of the Managers and his or her replacement, if any, may be approved by the Managers at the time of such removal.

(f) Subject to the terms of Section 3.1(c), the Managers shall be subject to the covenants of good faith and fair dealing as such principles are recognized under Delaware law.

(g) Anything in this Agreement to the contrary notwithstanding the Managers shall not cause or permit the Company or any Subsidiary to engage in any business or activity other than as described under Section 3.1(a).

Section 6.2. Major Decisions. Pursuant to this Section 6.2 and notwithstanding Section 6.1(a) above, certain actions shall require the written approval of a Supermajority Interest or all of the Members.

(a) Notwithstanding anything to the contrary contained herein, the Managers shall not, directly or indirectly, take any of the following actions on behalf of the Company or cause the Company to take any of the following actions on behalf of any Subsidiary without the prior written approval of a Supermajority Interest:

(1) form any Subsidiary other than the Master Subsidiary and the Wheel Subsidiary;

(2) cause a Subsidiary to complete a sale or other disposition of all or substantially all of its assets; provided, however, that, as long as Charles Whittall or his Affiliate has any liability under any of the Whittall Guaranties, then a Supermajority Interest shall not have the right or authority to approve or cause such a sale or disposition without the prior written consent of the Whittall Member, unless such transaction (i) includes arm’s-length and market terms and conditions, and (ii) would not cause the Whittall Aggregate Guaranty to increase;

(3) change the Fiscal Year of the Company; or

(4) take any other action that requires the approval of a Supermajority Interest as set forth elsewhere under this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Managers shall not, directly or indirectly, take any of the following actions on behalf of the Company or any Subsidiary without the written approval of all of the Members:

(1) consent to or otherwise approve or initiate a Bankruptcy Action with respect to the Company or any Subsidiary;

(2) INTENTIONALLY DELETED;

(3) cause the Company or any Subsidiary to be treated as a corporation for U.S. federal income tax purposes;

(4) amend (i) Articles 3, 4, 5, 6, 7, 8, 9 or 12, or (ii) any defined term integral to any of the foregoing provisions; or

(5) cause or allow the Company or any Subsidiary to merge with or consolidate with any entity other than an Affiliate of the Company.

Section 6.3. Authority of Managers. Except as otherwise provided herein, the Managers shall have exclusive, full and complete authority, exercisable in their reasonable but sole discretion, to make all decisions in the ordinary course of business of the Company.

Section 6.4. Liability for Certain Acts. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member by reason of any act or omission of such Manager, provided that (i) any such act of the applicable Manager was undertaken in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) any such act of the applicable Manager was reasonably believed by such Manager to be within the scope of authority conferred upon such Manager by this Agreement, and (iii) no Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Manager by reason of fraud, deceit, gross negligence, willful misconduct or unlawful acts of such Manager.

Section 6.5. Authority to Bind Company. Each Manager is authorized to act for and bind the Company with respect to any decision or act of the Company that has been approved by the Managers or the Members, as applicable, in accordance with this Agreement.

Section 6.6. Service of Manager; Expense Reimbursement. Each Manager shall devote whatever time and effort may be necessary or appropriate to the business and affairs of the Company. No Manager shall be entitled to any compensation for such services, provided that the Company shall promptly reimburse each Manager for any and all out-of-pocket costs and expenses reasonably incurred by such Manager in connection with the business of the Company, provided that such costs and expenses are (i) permitted under a budget approved by the Managers, or (ii) otherwise approved by the Managers.

Section 6.7. Fees. The Managers are authorized to cause any Subsidiary to pay commercially reasonable development fees, management and leasing fees and commissions to the Members, their Affiliates and other Persons directly or indirectly related to one or more of the Members or the Related Guarantors as permitted under the budget for such Subsidiary, such fees to be determined by the Managers and paid directly by the Subsidiary.

Section 6.8. Company Expenses. All costs and expenses incurred by the Company or any Subsidiary with respect to its operations and management shall be borne by the Company or such Subsidiary, as applicable, including but not limited to:

(a) organizational expenses;

(b) expenses of the Company or any Subsidiary for audit and tax return preparation and other advisory and consulting fees; and

(c) all other fees and expenses of the Company and any Subsidiary directly related to the operation and administration of the Company or such Subsidiary, including, without limitation, expenses of outside counsel and accountants, travel and other out-of-pocket expenses, any insurance or litigation expenses, and any taxes, fees or other governmental charges levied against the Company or such Subsidiary.

ARTICLE 7
ASSIGNABILITY OF INTERESTS

Section 7.1. Assignability of Interests.

(a) Except as otherwise provided in this Article 7, no Member may Transfer the whole or any part of its Interest or any interest therein without the prior written consent of a Supermajority Interest (consisting of those Members not involved in the Transfer (the “Disinterested Members”)), which consent may be given or withheld in the sole and absolute discretion of the Disinterested Members comprising such Supermajority Interest. If the prior written consent of the Supermajority Interest is obtained for any such Transfer, such Transfer shall, nevertheless, not entitle the assignee to become a Substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled, unless the assignee executes an instrument reasonably satisfactory to a Supermajority Interest, which shall at a minimum include an acceptance and agreement to the terms and conditions of this Agreement.

(b) Notwithstanding the foregoing but subject to Section 7.1(d), a Member shall be permitted to Transfer, at any time and from time to time, any portion (or all) of its Interest to a Permitted Assignee, provided that if (1) such Transfer does not occur upon the death or Disability of the individual who possesses voting control over the Transferring Member, and (2) such Transfer would result in a change of voting control over the Transferred Interest, then such Transfer shall require the prior written consent of a Supermajority Interest (consisting of the Disinterested Members). For this purpose “Permitted Assignee” means a Person who (or that) is (i) a Member or an Affiliate of a Member, (ii) a Family Member of the Member, (iii) a trust, estate, guardianship or custodianship for the benefit of a Family Member, including those established under any the Uniform Gifts to Minors Act of any state, and (iv) one or more entities under the control of the Member or one or more of such Member’s other Permitted Assignees.

(c) If a Member assigns all or part of its Interest in the Company and the Permitted Assignee or other assignee thereof, as the case may be, is entitled to become a Substitute Member, such assignee shall be admitted to the Company effective immediately prior to the effective date of the assignment (as set forth in Section 7.3), and, immediately following such admission, the assigning Member shall cease to be a Member of the Company to the extent of the portion of the Interest assigned hereunder.

(d) Notwithstanding any other provision herein, if the assignment of any portion (or all) of an Interest in the Company would cause a default under any Property Loan Documents or require the consent of a lender under any Property Loan Documents, then such assignment shall not be permitted without the prior written consent of each Member or the applicable lender, as may be appropriate.

Section 7.2. Recognition of Assignment by Company or Other Members. No assignment, or any part thereof, that is in violation of this Article 7 shall be valid or effective, and neither the Company nor any Member shall recognize the same for any purpose of this Agreement, including the purpose of making distributions pursuant to this Agreement with respect to such Interest or part thereof. Neither the Company nor the Members shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

Section 7.3. Effective Date of Assignment. Any valid assignment of a Member’s Interest, or part thereof, pursuant to the provisions of this Article 7 shall be effective as of the close of business on the day preceding the closing of the transaction evidencing the assignment; unless all consents have not been obtained, in which case the effective date shall be on such date all of the written consents to such assignment have been obtained, or such other date as the assigning Member and a Supermajority Interest of the other Members agree upon. The Company shall, from the effective date of such assignment, thereafter pay all further distributions on account of the Interest (or part thereof), so assigned, to the assignee of such Interest, or part thereof. As between any Member and its assignee, Profits and Losses for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under §706(d) of the Code and selected by the Managers.

Section 7.4. Tag-Along Right.

(a) No Member shall sell any portion (or all) of its Interest (in one or a series of transactions) to a third party (a “Tag Purchaser”), such as a Person who (or that) is not a Member or an Affiliate of a Member, in a transaction that would result in a Trigger Event unless the terms and conditions of such sale include an offer, on the same terms and conditions, in the same proportion and with the same economic terms, to each other Member.

(b) If any Member (a “Tag Member”) receives an offer (which it in good faith intends to accept) with respect to any portion (or all) of its Interest from a Tag Purchaser, the Tag Member shall cause such offer to be reduced to writing, such writing to include (i) an offer by the Tag Purchaser to purchase or otherwise acquire any portion (or all) of an Interest from each other Member as required by this Section 7.4, and (ii) a time and place designated for the closing of such purchase, which time shall not be less than thirty (30) calendar days after delivery of such notice. The Tag Member shall send written notice of this offer by the Tag Purchaser (the “Inclusion Notice”) to each other Member in the manner specified herein.

(c) Each Member other than the Tag Member shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Tag Member at any time within twenty (20) calendar days after receipt of the Inclusion Notice, to sell to the Tag Purchaser, pursuant to the terms and conditions set forth in the Inclusion Notice, the portion of the Interest requested to be sold by such Member; provided, however, that if the Tag Purchaser is unwilling to purchase the Interest requested to be sold by such Member, then such Member shall have the right to sell to the Tag Purchaser a Percentage Interest equal to the product of (i) the Member’s entire Percentage Interest immediately before the sale of Interests to the Tag Purchaser, and (ii) a fraction the numerator of which is the Percentage Interest of the Interest to be sold by the Tag Member to the Tag Purchaser and the denominator of which is the Percentage Interest of the entire Interest owned by the Tag Member immediately before its proposed sale of its Interest (or portion thereof) to the Tag Purchaser.

(d) If any Member other than the Tag Member has exercised its Inclusion Right and the Tag Purchaser is unwilling to purchase the Interest permitted to be sold to the Tag Purchaser under Section 7.4(c), then the Tag Member and the other Members shall reduce, on a proportionate basis based on their respective Percentage Interests, the Interest that each otherwise would have sold so as to permit the Tag Member and the other Members to sell the Interests that the Tag Purchaser is willing to purchase.

(e) The Members shall sell to the Tag Purchaser the Interests proposed to be sold by them in accordance with this Section 7.4 at the time and place provided for the closing in the Inclusion Notice. The selling Members shall share proportionately in any costs of the transaction and, to the extent that any indemnities are required, shall provide such indemnities proportionately (by reference to their Percentage Interests).

ARTICLE 8
DISTRIBUTIONS TO MEMBERS

Section 8.1. Distributions(a) . After making payment of or provision for the payment of all liabilities and obligations of the Company, including payment in full of the unpaid principal of and interest on any Member loan or any third-party indebtedness, the Managers shall cause the Company to distribute Net Cash Flow, as expeditiously as possible, but subject to any restrictions contained in any Property Loan Documents, to the Members in the following order of priority:

(a) First, to all Members with an accrued and unpaid Preferred Return, in proportion to the respective amounts of their Preferred Return, until each Member has received an amount under this Section 8.1(a) equal to the Member’s accrued and unpaid Preferred Return;

(b) Second, to all Members with Unreturned Additional Capital, in proportion to the respective amounts of their Unreturned Additional Capital, until the Unreturned Additional Capital of all Members is reduced to zero (0); and

(c) Third, to the Members in proportion to their Percentage Interests.

The Company shall, prior to making any distributions under (or by reference to) this Section 8.1, advance to each Member an amount equal to (a) that portion of the Company’s net taxable income allocated to such Member for a taxable period multiplied by (b) the sum of (i) the highest federal income tax rate, and (ii) if applicable, the highest state and local income tax rates in effect for such taxable period with respect to any Member (including any surtax rates), although in each such calculation the same rate shall apply to each Member, less (c) the amount of any distributions to such Member previously made by the Company with respect to such taxable period; provided, however, that these distributions to the Members shall not exceed the Cash Available for Distribution. For the sake of clarification, such earlier advance to a Member shall be deemed an advance of and netted against the next distributions due to such Member under (or by reference to) this Section 8.1.

If there is a Non-Contributing Member, then, notwithstanding the foregoing provisions of this Section 8.1, such Non-Contributing Member shall not receive any Net Cash Flow under this Section 8.1 until the Unreturned Additional Capital of each Member who (or that) is not a Non-Contributing Member (each, a “Recipient Member”) has been reduced to zero (0); provided, however, that if the Company distributes Net Cash Flow to the Recipient Members to the exclusion of the Non-Contributing Member(s), then the Company shall make such distributions to the Recipient Members in proportion to the respective amounts of their Unreturned Additional Capital.

Section 8.2. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution (including distributions in kind) to any Member on account of its Interest in the Company if such distribution would violate the solvency standards under the Act or other applicable insolvency or fraudulent conveyance laws.

ARTICLE 9
ALLOCATIONS

Section 9.1. General Allocation of Profits and Losses.

(a) Subject to the special allocations set forth in Section 9.2, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company for any Fiscal Year or other applicable period shall be allocated among the Members in a manner such that the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible equal (proportionately) to (i) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied and the net assets of the Company were distributed to the Members in accordance with Section 8.1, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain computed immediately prior to such hypothetical sale.

(b) Notwithstanding the foregoing, the Managers may, in their reasonable discretion, make any modifications and adjustments to the allocations that they believe are necessary to comply with applicable law and to ensure that the allocations achieve the results intended by the Members hereunder.

(c) For the avoidance of doubt, the allocation provisions of this Agreement are intended to produce final Capital Account balances that are at levels (“Target Final Balance”) in the year of liquidation of the Company that are equal in amount to the distributions that would occur if all such liquidating distributions were made to the Members in accordance with Section 8.1. To the extent that the allocation provisions of this Agreement would not produce the Target Final Balance, the Members agree to take such actions as are necessary to amend such tax allocation provisions in the year of liquidation of the Company to produce such Target Final Balance. In furtherance of the foregoing, the Managers are expressly authorized and directed to make such allocations of income, gain, loss and deduction (including items of gross income, gain, loss and deduction) in such year so as to cause the Capital Accounts of the Members to be equal to the Target Final Balance.

Section 9.2. Special Allocations. The Company shall make the following special allocations in the following order:

(a) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain (as defined below) during a Fiscal Year so that an allocation is required by Regulations Section 1.704-2(f), then each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent Fiscal Years) equal to such Member’s share of the net decrease in Company Minimum Gain as determined by Regulations Section 1.704-2(g). Such allocations shall be made in a manner and at a time that will satisfy the minimum gain chargeback requirements of Regulations Section 1.704-2(f) and this Section shall be interpreted consistently therewith. The term “Company Minimum Gain” shall have the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(b) Member Nonrecourse Minimum Gain Chargeback. If there is a net decrease in the Member Nonrecourse Debt Minimum Gain (as defined below) during any Fiscal Year, any Member who has a share of such Member Nonrecourse Debt Minimum Gain (as determined in the same manner as partner nonrecourse debt minimum gain under Regulations Section 1.704-2(i)(5)) shall be specially allocated items of income or gain for such year (and, if necessary, subsequent Fiscal Years) equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain in the manner and to the extent required by Regulations Section 1.704-2(i)(4). This Section shall be interpreted in a manner consistent with such Regulations. The term “Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(i)(3).

(c) Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), any of which causes or increases an “Adjusted Capital Account Deficit” in such Member’s Capital Account, then such Member will be specially allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance created or increased by such adjustment, allocation, or distribution as quickly as possible; provided, however, an allocation pursuant to this Section 9.2(c) will be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 9 have been tentatively made as if this Section 9.2(c) were not in the Agreement. The term “Adjusted Capital Account Deficit” means the Member has a deficit balance in its “Capital Account” after giving effect to any amounts the Member is obligated to contribute or restore to the Company pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

(d) Allocation of Nonrecourse Liability Deductions. Deductions attributable to any Company Nonrecourse Liability shall be allocated among the Members in proportion to their respective Percentage Interests. The term “Company Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

(e) Member Nonrecourse Debt Deductions. Deductions attributable to any Member Nonrecourse Debt shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1). The term “Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-1(b)(4).

Section 9.3. Allocation Rules.

(a) Except as otherwise provided in this Agreement, for federal income tax purposes, all items of Company income, gain, loss, deduction, basis, amount realized and credit, and the character and source of such items, shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss, deduction or credit are allocated to Capital Accounts in accordance with Sections 9.1 or 9.2. The Company shall maintain such books, records and accounts as are necessary to make such allocations.

(b)          The Managers are authorized to make, for tax purposes only, allocations of income, gain, loss or deduction or adopt conventions as are necessary or appropriate to comply with the Regulations under Code Section 704(c), and in particular, in respect of a Capital Contribution of property other than cash and adjustments to the Gross Asset Value of Company assets. Allocations will be made under methods selected by the Managers and permissible under Regulations Section 1.704-3 and in conformity with Regulations Sections 1.704-l(b)(2)(iv)(f) and 1.704-l(b)(4)(i).

(c) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Fiscal Year during which Members are so admitted shall be allocated among the Members in proportion to their respective Percentage Interests during such Fiscal Year in accordance with §706 of the Code, using any convention permitted by law and selected by the Managers.

(d) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managers using any method that is permissible under §706 of the Code and the Regulations thereunder.

(e) The Members are aware of the income tax consequences of the allocations made by this Article 9 and hereby agree to be bound by the provisions of this Article 9 in reporting their shares of Company income and loss for income tax purposes.

(f) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations §1.752-3(a)(3), each Member’s interest in Profits shall be in accordance with its Percentage Interests.

ARTICLE 10
BOOKS AND RECORDS

Section 10.1. Inspection Rights Pursuant to Law. Without limiting any right which the Members enjoy under the Act, it is agreed that the Company shall have obligations to the Members as set forth in this Article 10 respecting books, records and financial statements of the Company.

Section 10.2. Books and Records. At all times during the continuance of the Company, the Company shall maintain, at its registered office and principal place of business all records and materials referred to in the Act, including without limitation, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company. Such books of account, together with a copy of this Agreement and of the organizational documents of the Company, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection, examination and audit at any time by each Member and its duly authorized representatives for any purpose.

Section 10.3. Quarterly and Annual Financial Statements. Within thirty (30) calendar days after the end of each calendar quarter and one hundred twenty (120) calendar days after the end of each Fiscal Year, the Company shall cause to be delivered to each Member a financial statement of the Company for the prior calendar quarter or Fiscal Year, as applicable, prepared at the expense of the Company, which financial statement shall set forth, as of the end of and for such calendar quarter or Fiscal Year, as applicable the following:

(i) a profit and loss statement and a balance sheet of the Company;

(ii) the balance in each Member’s Capital Account; and

(iii) such other information as reasonably shall be necessary for the Members to be advised of the financial status and results of operations of the Company.

The reports to be prepared by the Company under this Section 10.3 shall not be audited, although the annual reports of a Subsidiary or the Company and the Subsidiaries shall be audited if (A) required by Property Loan Documents, or (B) the additional cost for such audited report(s) is paid for by the requesting Member(s).

Section 10.4. Reports. In addition to the financial statements specified above, the Company shall, upon the request of any Member, cause to be delivered to each Member, at the expense of the Company, such other information as reasonably shall be necessary for the Members to be advised of the financial status and results of the Company.

Section 10.5. Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on such method of accounting as determined by the Managers and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE 11
TAX MATTERS

Section 11.1. Taxation as Company. The Company shall be treated as a partnership for U.S. federal income tax purposes.

Section 11.2. Federal Tax Returns. The Company shall cause the Company’s independent public accountants to prepare, at the expense of the Company, for each Fiscal Year (or part thereof), federal tax returns in compliance with the provisions of the Code and any required state and local tax returns.

Section 11.3. Member Tax Return Information. The Company, at its expense, shall cause to be delivered to each Member such information as shall be necessary (including a statement for that year of each Member’s share of net income, net losses and other items of the Company) for the preparation by the Members of their federal, state and local income and other tax returns.

Section 11.4. Tax Matters Representative.

(a) A Supermajority Interest shall designate a Member to act as “Tax Matters Representative” of the Company for purposes of §6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

(b) The Tax Matters Representative shall, within five (5) business days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

Section 11.5. Right to Make Section 754 Election. The Tax Matters Representative may, upon receiving the written consent of the Managers, make or revoke, on behalf of the Company, an election in accordance with §754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of §734 of the Code, and in the case of a Transfer of a Company Interest within the meaning of §743 of the Code. Each Member shall, upon request of the Tax Matters Representative, supply the information necessary to give effect to such an election.

ARTICLE 12
LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 12.1. Liability.

(a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b) Except as otherwise expressly required by law, a Member, in its capacity as Member, shall have no liability in excess of (i) the amount of its Additional Capital Contributions, (ii) its share of any assets and undistributed profits of the Company, and (iii) the amount of any distributions wrongfully distributed to it.

Section 12.2. Exculpation.

(a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission of such Covered Person, provided that (i) any act of such Covered Person was undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) any such act was reasonably believed by such Covered Person to be within the scope of authority conferred upon such Covered Person by this Agreement and (iii) no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by reason of the fraud, deceit, gross negligence, willful misconduct or unlawful acts of such Covered Person.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected by the Managers on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 12.3. Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission of such Covered Person, provided that (i) any act of such Covered Person was undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) any such act was reasonably believed by such Covered Person to be within the scope of authority conferred upon such Covered Person by this Agreement, and (iii) no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by reason of the fraud, deceit, gross negligence, willful misconduct or unlawful acts of such Covered Person; and provided further, that any indemnity under this Section 12.3 shall be provided only out of and to the extent of Company assets.

Section 12.4. Expenses. To the fullest extent permitted by applicable law and to the extent of available cash, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.3, provided that no funds shall be advanced for such purposes unless the Managers reasonably determine that (i) the act of such Covered Person giving rise to such claim, demand, action or proceeding was undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) any such act was reasonably believed by such Covered Person to be within the scope of authority conferred upon such Covered Person by this Agreement, and (iii) the acts of such Covered Person shall not have constituted fraud, deceit, gross negligence, willful misconduct or an unlawful act.

Section 12.5. Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Managers shall, in their sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Members and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.4 and containing such other procedures regarding indemnification as are appropriate.

Section 12.6. Acts Performed Outside the Scope of the Company. Each Member and Manager (each, an “Indemnitor”) shall indemnify, defend, save and hold harmless the other Members and Managers (each, an “Indemnitee”) from any and all loss, damage or claim from any act or omission of such Indemnitor for which such Indemnitor shall not be entitled to indemnification pursuant to Section 12.3, provided that the Indemnitor shall be properly notified of the existence of the claim, demand, action or right of action and shall be given a reasonable opportunity to participate in the defense thereof. The Indemnitee’s failure to give such notice shall not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice arising therefrom.

Section 12.7. Attorneys’ Fees. All of the indemnities provided in this Agreement shall include reasonable attorneys’ fees, including appellate attorneys’ fees, and court costs.

Section 12.8. Subordination of Other Rights to Indemnity. The interests of the Members in any proceeds of the Company by way of repayment of loans, return of any Additional Capital Contributions or any distributions from the Company, shall be subordinated to the right of the Covered Persons to the indemnities provided by this Article 12.

Section 12.9. Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive a Member’s ceasing to be a Member hereunder and a Manager’s ceasing to be a Manager hereunder.

ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1. No Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement.

Section 13.2. Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) as determined by a Supermajority Interest following the sale or other disposition of the last remaining parcel of Property in which the Company or any Subsidiary owns a fee or leasehold interest;

(b) at such time as there are no Members; or

(c) the entry of a decree of judicial dissolution under the Act.

Section 13.3. Liquidation. The Members shall continue to share distributions and allocations of Profits and Losses during the period of liquidation in accordance with Articles 8 and 9. Any gain or loss realized by the Company upon the sale of property shall be deemed recognized and allocated to the Members in the manner set forth in Article 9. Upon a dissolution of the Company, the Managers shall take full account of the Company’s assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair market value thereof and as shall be necessary to timely make the distributions below described, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(1) To the payment and discharge of the Company’s debts and liabilities, including establishment of any necessary contingency reserves; and

(2) To the Members in accordance with Section 8.1.

Section 13.4. Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 13 and the Certificate shall have been canceled in the manner required by the Act.

Section 13.5. Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their respective Additional Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Additional Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member; provided, however, that nothing contained herein shall be deemed to limit the rights of a Member under applicable law.

ARTICLE 14
MISCELLANEOUS

Section 14.1. Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, e-mailed or mailed by registered or certified mail or by recognized overnight delivery or courier service (e.g., Federal Express), as follows:

(i) if given to the Company, at the principal place of business of the Company set forth in Section 2.4; and

(ii) if given to any Member at the address for such Member as set forth on Schedule A hereto.

or to such other address as shall, from time to time, be supplied in writing by such Member. Any such notice shall be deemed given upon the earlier of receipt by the addressees if hand delivered or sent by overnight courier or 3 days following the date mailed, if mailed certified mail, return receipt requested.

Section 14.2. Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 14.3. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 14.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 14.5. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections,” “Paragraphs,” and “Clauses” shall refer to corresponding provisions of this Agreement.

Section 14.6. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 14.7. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 14.8. Integration. This Agreement (together with Schedule A hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. The recitals contained in this Agreement are true and comet and by this reference arc incorporated herein and made a part of this Agreement.

Section 14.9. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance and Jurisdiction with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Section 14.10. Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any Person, other than the parties hereto and Covered Persons, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement.

Section 14.11. Attorneys’ Fees. In the event of a dispute between the Members or otherwise with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs on all trial and appellate levels.

[SIGNATURES FOR THE MEMBERS FOLLOW ON SEPARATE PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MEMBERS:

CIRCLE I DRIVE LLC,
a Delaware limited liability company

By:

Its:

Date:	October , 2012

I-DRIVE WHEEL, LLC,
a Delaware limited liability company

By: Its:	Charles Whittall

Date:	October , 2012

LB SILLERMAN COMPANY LLC,
a Delaware limited liability company

By: Its:	Robert Sillerman

Date:	October , 2012

PDOK 3, LLC,
a Delaware limited liability company

By: Its: Date:	Paul Kanavos Manager October , 2012

[ADDITIONAL SIGNATURES FOLLOW ON SEPARATE PAGE]

I DRIVE INVESTMENTS, LLC,
a Nevada limited liability company

By: Its:	Brett Torino

Date:	October , 2012

MAPLE HILL WHEEL LLC,
a Delaware limited liability company

By: Its:	Adam Raboy

Date:	October , 2012

[SCHEDULE A FOLLOWS ON SEPARATE PAGE]

SCHEDULE A

MEMBERS,
CAPITAL ACCOUNTS AND
PERCENTAGE INTERESTS

Members	Capital Account	Percentage Interest
Circle I Drive LLC	0	8.500%
I-Drive Wheel, LLC	0	15.000%
LB Sillerman Company LLC	0	24.083%
PDOK 3, LLC	0	24.083%
I Drive Investments, LLC	0	24.083%
Maple Hill Wheel LLC	0	4.251%